Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and the related Prospectus of Colonial Properties Trust for the registration of 3,573,827 of its common shares issuable under its Direct Investment Program and to the incorporation by reference therein of our report dated March 14, 2005, with respect to the consolidated financial statements of Cornerstone Realty Income Trust, Inc. included in the Colonial Properties Trust Form 8-K/A dated June 13, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
June 22, 2005
Richmond, Virginia